Coffee Holding Co., Inc.
                    Computation of Per Share Earnings (Loss)
                            (Unaudited) Exhibit 11.1

                                               Nine Months Ended          Three Months Ended
                                              2005          2004          2005           2004
                                           -----------   -----------   -----------    -----------
Net Income (Loss)                          $   552,760   $   612,548   ($  447,875)   ($  125,455)
                                           ===========   ===========   ===========    ===========

BASIC EARNINGS:

Weighted average number of common shares
   outstanding                               4,448,864     3,999,650     5,332,644      3,999,650
                                           ===========   ===========   ===========    ===========

Basic earnings (loss) per common share     $      0.12   $      0.15   ($     0.08)   ($     0.03)
                                           ===========   ===========   ===========    ===========

DILUTED EARNINGS:

Weighted average number of common shares
   outstanding                               4,448,864     3,999,650     5,332,644      3,999,650

Warrants - common stock equivalents             59,893             0             0              0
                                           -----------   -----------   -----------    -----------

Weighted average number of common shares
   outstanding - as adjusted                 4,508,757     3,999,650     5,332,644      3,999,650
                                           ===========   ===========   ===========    ===========

Diluted earnings (loss) per common share   $      0.12   $      0.15   ($     0.08)   ($     0.03)
                                           ===========   ===========   ===========    ===========